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                                                             EXHIBIT 10.39


                         WELLPOINT HEALTH NETWORKS INC.
                              MANAGEMENT BONUS PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2000)

A.   PURPOSE AND OBJECTIVES

     The Management Bonus Plan (the "Plan") of WellPoint Health Networks Inc. (the "Company" or "WellPoint") is intended to provide financial rewards to eligible employees ("Participants") for achieving performance expectations based upon a combination of corporate measures. The Plan is designed to allow business groups and business units to focus on and reward employees for the appropriate financial and/or performance objectives. The Plan is aligned with corporate, business group and business unit objectives and, ultimately, performance.

B.   EFFECTIVE DATE

     The Plan is effective as of January 1, 2000. This Plan supersedes all prior corporate incentive plans or similar plans maintained by WellPoint (other than the 1999 Executive Officer Annual Incentive Plan) and shall remain in effect until modified or terminated by WellPoint.

C.   DEFINITIONS

     1. ADMINISTRATOR means the Chief Executive Officer of the Company, or the person(s) to whom the CEO has delegated authority to administer the Plan.

     2. AFFILIATE means an entity that is linked to the Company by a 50% or greater chain of ownership, as determined pursuant to the Internal Revenue Code Sections 414(b) and 414(c) or as otherwise determined from time to time by the Administrator.

     3. BONUS means an award made under the Plan based on satisfaction during the Plan Period of the applicable Performance Measures.

     4.   CEO means the Chief Executive Officer of WellPoint Health Networks
          Inc.

     5. COMPANY means WellPoint Health Networks Inc. and its Affiliates, unless designated otherwise.

     6. PARTICIPANT means an eligible employee selected to participate in the Plan.

     7. PERFORMANCE MEASURES are the measures with respect to which the performance of a Participant is assessed, based on his or her position and level of impact or influence on corporate performance.

     8. PLAN means this WellPoint Health Networks Inc. Management Bonus Plan, as amended from time to time.


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                         WELLPOINT HEALTH NETWORKS INC.

                              MANAGEMENT BONUS PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2000)

     9. PLAN PERIOD means the calendar year. Each Plan Period begins on January 1, and unless otherwise provided by the Company, a new Plan Period will begin each subsequent calendar year until the Plan is terminated. Unless otherwise determined by the Administrator, the Plan Period is the period for which Bonuses under the Plan are paid.

     10. SALARY means a Participant's base annual salary as of December 31. In cases where a Participant's target bonus changes during the year due to promotion or demotion, the qualifying individual will receive a Bonus calculation using the target Bonus and base salary prior to the promotion and the target Bonus and base salary on December 31, each on a pro rata basis.

     11. TARGET BONUS means a defined percentage of the Participant's base salary.

D.   ADMINISTRATION OF THE PLAN: AUTHORITY AND RESPONSIBILITY

     1. ADMINISTRATOR. The CEO has full discretionary authority to administer and interpret the Plan and to determine eligibility for participation and for benefits under the terms of the Plan; provided, however, that the CEO may delegate all or a portion of this discretionary authority to one or more delegates. In this Plan, the term "Administrator" is used to refer to the CEO, or if the CEO has delegated authority, to the delegate. The Administrator's determinations shall be binding and conclusive upon all persons.

     2. ADMINISTRATOR'S AUTHORITY. The Administrator's authority includes, but is not limited to, responsibility for determining the Bonus pool, for Bonus payout calculations, for the establishment, interpretation, amendment and revocation of rules relating to the Plan, and for the resolution of questions and problems arising from Plan operations.

     3. INDEMNIFICATION. The Administrator shall not be personally liable for any claim, action, lawsuit, arbitration or other dispute that arises in connection with any action, decision or determination made in accordance with the Plan. The Company shall indemnify and hold harmless the Administrator for and against any such losses or demands.

     4. CEO AS PARTICIPANT. Notwithstanding anything to the contrary in this Plan document, the determination of whether the CEO is a participant in this Plan, all administrative decisions regarding the CEO's Plan participation and the value of any Bonus paid to the CEO under this Plan shall be made by the Compensation Committee of the Company's Board of Directors.

E.   ELIGIBILITY

     Participants shall be selected by the Administrator, based on management responsibilities and potential impact upon Company operations before or at the beginning of the Plan Period or as otherwise indicated in Section F. Participants will be notified of their eligibility and applicable Performance Measures annually.


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                         WELLPOINT HEALTH NETWORKS INC.

                              MANAGEMENT BONUS PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2000)

F.   PERSONNEL CHANGES DURING THE PLAN PERIOD

     Employment status changes by a Participant during the Plan Period shall be treated in the following manner:

     1. NEW HIRE, TRANSFER WITHIN THE COMPANY, PROMOTION, ACQUISITIONS. A newly hired employee, an employee transferred within the Company or promoted during the Plan Period to a position qualifying for participation, or employees deemed eligible by the Administrator as a result of an acquisition or merger may be recommended for a pro rata Bonus based upon the percentage of the Plan Period the employee is in an eligible position. To be considered, the employee must hold a qualifying position for at least one (1) calendar quarter during the Plan Period. Employees newly hired (including as a result of an acquisition or merger) or newly promoted after October 1 of any Plan Period shall not be eligible for a Bonus for the relevant Plan Period.

     2. REINSTATEMENTS/REHIRES. An employee who terminates, either voluntarily or involuntarily, and is subsequently rehired may be eligible for a pro rata Bonus, provided that the reinstated employee held a qualifying position in the relevant Plan Period for at least thirteen weeks. To be eligible for a Bonus payout, the employee must be an active employee at the time the Bonus is paid. The decision to pay a Bonus in this situation shall be made at the sole discretion of the Administrator.

     3. DEMOTION. No bonus will be paid to an employee who has been demoted during the Plan Period because of performance. If the demotion is due to an organization change, or is on a voluntary basis, a full or a pro rata Bonus may be made provided the employee is otherwise qualified for a Bonus as stated in Section E. The decision to pay a Bonus in this situation shall be made at the sole discretion of the Administrator and the Bonus, if any, will normally be paid at the time set forth in Section H.

     4. TERMINATION AS A RESULT OF DEATH, PERMANENT DISABILITY, RETIREMENT OR FOURTH QUARTER REDUCTION IN FORCE. Participants who terminate employment prior to the payment of a Bonus as a result of death, permanent disability or retirement, or as a result of a reduction in force during the fourth quarter of the Plan Period may receive a pro rata Bonus at the sole discretion of the Administrator. These awards, if any, will be paid at the time set forth in Section H.

     5. OTHER TERMINATIONS. A Participant or other employee who is involuntarily terminated and/or voluntarily resigns from the Company before the Bonus is paid for any Plan Period will not be eligible to receive a Bonus for such Plan Period, unless he/she is eligible for an award due to reinstatement/rehire.

     6. LEAVE OF ABSENCE. An employee whose status as an active employee is changed during the Plan Period or before the Bonus is actually paid due to a leave of absence may be considered for a full or pro rata Bonus payment if the employee has been a Plan Participant for at least one (1) calendar quarter and is actively employed as of the end of the Plan Period and at the time the Bonus is paid. Normally, leaves of absence of thirty (30) days or


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                         WELLPOINT HEALTH NETWORKS INC.

                              MANAGEMENT BONUS PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2000)

     less will not affect the Bonus payment. Leaves of absence greater than thirty (30) days may result in a pro-rated Bonus. The decision to pay such a Bonus in these situations will be made at the sole discretion of the Administrator and the Bonus, if any, will be paid at the time set forth in Section H.

G.   DETERMINATION OF BONUS AND ELIGIBILITY FOR PAYMENT

     After the completion of the Plan Period (and preliminary financial statements are available), the Bonuses shall be calculated by the Administrator according to the Plan guidelines. Only employees actively employed with the Company on the date the Bonuses are paid, whose overall performance appraisal for the Plan Period is "Achieves Expectations" or higher (or similar classification used by the Company in the assessment of employee performance) are eligible for payment unless otherwise determined by Section F.

H.   PAYMENT OF INDIVIDUAL BONUSES

     1. TIMING AND FORM. Unless otherwise determined by the Administrator, Bonuses will be paid on or before the Company's normally occurring pay date closest to March 10th of the calendar year following the Plan Period. Bonuses will be paid in a lump sum and in cash.

     2. WITHHOLDING. The Company will deduct the amounts required by law to be withheld for federal, state and local income and employment taxes for all Bonus payments. In addition to such tax withholding, eligible participants in the Company's 401(k) Retirement Savings Plan (the "401(k) Plan") will have an amount deducted from his or her Bonus payment equal to the elected contribution amount in effect at the time of Bonus payment. The Company may provide a match of the 401(k) contribution to the extent then provided under the terms of the 401(k) Plan.

     3. PLAN FUNDING. Aggregate payouts under the Plan for any Plan Period will be dependent upon the Company achieving the applicable performance measures established for such Plan Period. Business group and business unit bonus pools will generally be allocated based on the achievement of specific business unit goals.

     4. SOURCE. All payments under the Plan will be paid by the Company (on behalf of itself and its Affiliates) from its general assets. No person will have any right or interest under the Plan that is superior in any manner to the right of any other general and unsecured creditor of the Company.


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                         WELLPOINT HEALTH NETWORKS INC.

                              MANAGEMENT BONUS PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2000)

I.   IMPACT ON BENEFIT PLANS

     To the extent permitted by law and the terms of the Company's benefit plans, Bonus payments under the Plan will be treated as compensation for purpose of a Participant's benefit calculations. Bonus payments will not affect a Participant's (a) coverage under any Company group insurance plan; or (b) the contributions or the benefits under any group plan of any kind heretofore or hereafter in effect under which the availability or amount of benefits is related to compensation.

J.   TERMINATION OR AMENDMENT OF THE PLAN

     1. GENERAL PROVISIONS. The CEO, with the approval of the Compensation Committee of the Board of Directors, may at any time terminate or make any amendment to the Plan without prior notice to Participants. There can be no oral modifications to the Plan and only modifications in writing will be honored.

     2. DISCRETIONARY NATURE OF THE PLAN. Notwithstanding anything else in this Plan, Bonus awards are paid at the discretion of the Administrator, and are not a part of a Participant's salary. The Administrator retains the discretion to increase awards of the total bonus opportunity of all participants, as well as to decrease or eliminate awards to individuals if the Administrator deems such action is appropriate.

     3. EXTRAORDINARY TRANSACTIONS. Without the consent of any Participant, the CEO may, with the agreement of the Compensation Committee of the Company's Board of Directors, modify the Plan at any time to reflect extraordinary transactions or occurrences affecting the Company (e.g., changes to the capital structure or other significant reorganization of the Company, divestiture of a subsidiary, acquisition or discontinuance of a material business or product line, changes in accounting procedures/policies, or governmental changes in the financing of health care delivery). Any such modification will be designed to prevent the dilution or enlargement of benefits under this Plan.

K.   MISCELLANEOUS

     Nothing in this Plan will be construed as a guarantee of a Bonus or as an accrued right to receive a Bonus or a portion of a Bonus or a Bonus payment. Nothing in this Plan shall be construed as creating a contract of employment. No Bonus payable under this Plan may be alienated or assigned.



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